Exhibit 4.7

ELIGIBLE LENDER TRUST AGREEMENT

between

NAVIENT STUDENT LOAN TRUST 2015-2

and

WELLS FARGO BANK, N.A.,
not in its individual capacity but solely
as Eligible Lender Trustee for the benefit of Navient Student Loan Trust 2015-2

Dated as of April 23, 2015

TABLE OF CONTENTS

SECTION 9.4.	Separate Counterparts	10
SECTION 9.5.	Successors and Assigns	10
SECTION 9.6.	Headings	10
SECTION 9.7.	Governing Law	10
SECTION 9.8.	Force Majeure	10
SECTION 9.9.	Waiver of Jury Trial	10
SECTION 9.10.	Patriot Act Compliance	10
SECTION 9.11.	Third-Party Beneficiary	11
SECTION 9.12.	Limitation of Liability of Owner Trustee	11

ELIGIBLE LENDER TRUST AGREEMENT

ELIGIBLE LENDER TRUST AGREEMENT (the “Agreement”), dated as of April 23, 2015, between NAVIENT STUDENT LOAN TRUST 2015-2  (the “Trust”) as the Purchaser of certain Loans, and WELLS FARGO BANK, N.A., a national banking association, not in its individual capacity but solely as Eligible Lender Trustee (the “Eligible Lender Trustee”).

WHEREAS, on the Closing Date, Navient Funding, LLC (the “Depositor”) has acquired certain Loans from subsidiaries or affiliates of Navient Corporation, and will subsequently enter into a Sale Agreement with the Trust, for the purpose of effecting the sale of such Loans to the Trust;

WHEREAS, during the Supplemental Purchase Period, the Depositor may acquire Additional Trust Student Loans from subsidiaries or affiliates of Navient Corporation and subsequently enter into one or more Additional Sale Agreements with the Trust, for the purpose of effecting the sale of such Additional Trust Student Loans (collectively, the applicable Initial Trust Student Loans and the applicable Additional Trust Student Loans are referred to herein as the “Trust Loans”);

WHEREAS, the Eligible Lender Trustee is an “eligible lender” within the meaning of Section 435(d) of the Higher Education Act and is willing to hold legal title to the Trust Loans on behalf and for the benefit of the Trust.

NOW, THEREFORE, the Trust and the Eligible Lender Trustee hereby agree as follows:

ARTICLE I

Definitions and Usage

Except as otherwise specified herein or as the context may otherwise require, capitalized terms used but not otherwise defined herein are defined in Appendix A to the Indenture, dated as of April 23, 2015 (the “Indenture”), among the Trust, the Eligible Lender Trustee and Wells Fargo Bank, N.A., not in its individual capacity but solely as indenture trustee (the “Indenture Trustee”), as may be amended or supplemented from time to time, which also contains rules as to usage that shall be applicable herein.

ARTICLE II

Appointment of Eligible Lender Trustee; Sharing of Relevant LID

SECTION 2.1.      Appointment of Eligible Lender Trustee.  The Trust hereby appoints the Eligible Lender Trustee, effective as of the date hereof, as trustee, to have all the rights, powers and duties set forth herein, including, without limitation:

1.	to hold legal title to the Trust Loans on behalf and for the benefit of the Trust;

2.
to enter into and perform its obligations as the Eligible Lender Trustee under this Agreement and the other Basic Documents to which it is a party (including any Additional Sale Agreements entered into during the Supplemental Purchase Period); and

3.	to engage in those activities, including entering into agreements, that are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith.

SECTION 2.2.      Declaration of Trust.  The Eligible Lender Trustee hereby declares that it will hold the Trust Loans in trust upon and subject to the conditions set forth herein for the use and benefit of the Trust, subject to the obligations of the Eligible Lender Trustee under this Agreement and the other Basic Documents to which it is a party.  Effective as of the date hereof, the Eligible Lender Trustee shall have all rights, powers and duties set forth herein with respect to accomplishing the purposes of this Agreement.  Legal title to all of the Trust Loans shall be vested at all times in the Eligible Lender Trustee for the benefit of and on behalf of the Trust.

SECTION 2.3.      Title to Trust Loans.  Legal title to all of the Trust Loans shall be vested at all times in the Eligible Lender Trustee on behalf of and for the benefit of the Trust, under U.S. Department of Education LID number 829077 (the “Related LID”).  The Related LID is being jointly shared with the Depositor and other affiliated entities pursuant to an existing agreement between the Eligible Lender Trustee and the Depositor.

ARTICLE III

Representations and Warranties of the Trust

The Trust hereby represents and warrants to the Eligible Lender Trustee that:

1.
It is duly organized and validly existing as a Delaware statutory trust in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

2.
It has all necessary power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement has been duly authorized by the Trust by all necessary action.

3.
This Agreement constitutes a legal, valid and binding obligation of the Trust enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and similar laws relating to creditors’ rights generally and subject to general principles of equity.

4.
The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the certificate of formation or limited liability company operating agreement, in effect as of the date hereof, of the Trust, or any indenture, agreement or other instrument to which the Trust is a party or by which it is bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than as contemplated by the Basic Documents); nor violate any law or any order, rule or regulation applicable to the Trust of any court or of any Federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Trust or its properties.

ARTICLE IV

Authority and Duties of Eligible Lender Trustee

SECTION 4.1.      General Authority.  The Eligible Lender Trustee is authorized and directed to execute and deliver this Agreement and the other Basic Documents to which it is a party and each certificate or other document attached as an exhibit to or contemplated by such agreements, in each case, in such form as the Trust shall approve as evidenced conclusively by the Eligible Lender Trustee’s execution thereof.  The Eligible Lender Trustee is also authorized and directed on behalf and for the benefit of the Trust to acquire and hold legal title to all Trust Loans to be sold by the Depositor, with beneficial ownership to be held by the Trust, and to take all actions required of the Eligible Lender Trustee pursuant to this Agreement and the other Basic Documents to which it is a party.

SECTION 4.2.      General Duties.  It shall be the duty of the Eligible Lender Trustee to discharge (or cause to be discharged) all its responsibilities as the Eligible Lender Trustee pursuant to the terms of this Agreement and the other Basic Documents to which it is a party.

SECTION 4.3.      No Duties Except as Specified in this Agreement.  The Eligible Lender Trustee shall not have any duty or obligation to manage, make any payment with respect to, register, record, sell, service, dispose of or otherwise deal with the Trust Loans, or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Eligible Lender Trustee is a party, except as expressly provided by the terms of this Agreement and the other Basic Documents to which it is a party; and no implied duties or obligations shall be read into any such agreement against the Eligible Lender Trustee.  In particular, the Eligible Lender Trustee agrees to cooperate fully and assist the Servicer in connection with guarantee claims for Guarantee Payments with the related Guarantors, and all claims and collections with regard to Interest Subsidy Payments and Special Allowance Payments to be received from the Department on the Trust Loans.

SECTION 4.4.      No Action Except Under Specified Documents.  The Eligible Lender Trustee shall not otherwise deal with the Trust Loans except in accordance with the powers granted to and the authority conferred upon the Eligible Lender Trustee pursuant to this Agreement and the other Basic Documents to which it is a party.

SECTION 4.5.      Restrictions.  The Eligible Lender Trustee shall not take any action that is inconsistent with the purposes of the Trust set forth in the Basic Documents.

SECTION 4.6.      Further Actions.  (a) The Eligible Lender Trustee shall execute and deliver all written instruments and take any and all other actions that the Depositor or the Administrator may reasonably direct in writing in order to maintain all Federal Contracts and Guarantee Agreements relating to the Trust Loans and take any other actions with respect to and in furtherance of such agreements as reasonably requested in writing by the Depositor or the Administrator for the benefit of the Trust.

(b)           The Eligible Lender Trustee shall promptly notify the Indenture Trustee, the Administrator and the Trust upon any change of address of the Eligible Lender Trustee that would require the filing of new Form UCC-1’s or Form UCC-3’s to maintain the perfected security interest of the Indenture Trustee (on behalf of the Noteholders) in the Trust Loans.

ARTICLE V

Concerning the Eligible Lender Trustee

SECTION 5.1.      Acceptance of Trust and Duties.  The Eligible Lender Trustee accepts the trust hereby created and agrees to perform its duties hereunder with respect to such trust but only upon the terms of this Agreement.  The Eligible Lender Trustee shall not be answerable or accountable hereunder or under this Agreement and the other Basic Documents to which it is a party under any circumstances, except (i) for its own willful misconduct or negligence or (ii) in the case of the inaccuracy of any representation or warranty contained in Section 5.2 below expressly made by the Eligible Lender Trustee.  In particular, but not by way of limitation (and subject to the exceptions set forth in the preceding sentence):

1.	The Eligible Lender Trustee shall not be liable for any error of judgment made by a responsible officer of the Eligible Lender Trustee.

2.
No provision of this Agreement and the other Basic Documents to which it is a party shall require the Eligible Lender Trustee to expend or risk funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder or under the other Basic Documents to which it is a party, if the Eligible Lender Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it.

3.
The Eligible Lender Trustee shall not be responsible for or in respect of the validity or sufficiency of this Agreement or for the due execution hereof by the Trust or for the form, character, genuineness, sufficiency, value or validity of any of the Trust Loans or for or in respect of the validity or sufficiency of the other Basic Documents to which it is a party.

4.
In no event shall the Eligible Lender Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever irrespective of whether the Eligible Lender Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 5.2.      Representations and Warranties.  The Eligible Lender Trustee hereby represents and warrants to the Trust that:

1.
It is duly organized and validly existing in good standing under the laws of its governing jurisdiction and has an office located within the State of Minnesota, at which it will act as trustee for the Trust. It has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Basic Documents to which it is a party.

2.
It has taken all action necessary to authorize the execution and delivery by it of this Agreement and the other Basic Documents to which it is a party, and this Agreement and the other Basic Documents to which it is a party have been executed and delivered by two of its officers who are duly authorized to execute and deliver the same on its behalf.

3.
Neither the execution nor the delivery by it of this Agreement and the other Basic Documents to which it is a party, nor the consummation by it of the transactions contemplated thereby or hereby nor compliance by it with any of the terms or provisions thereof or hereof will contravene any Federal, Delaware, New York or other applicable state law, governmental rule or regulation governing the banking or trust powers of the Eligible Lender Trustee or any judgment or order binding on it, or constitute any default under its charter documents or by-laws.

4.
It is and will maintain its status as an “eligible lender” (as such term is defined in Section 435(d) of the Higher Education Act) for purposes of holding legal title to the Trust Loans as contemplated by this Agreement and the other Basic Documents to which it is a party, and it is and will at all times remain the owner of the Related LID and has and will have in effect a Guarantee Agreement with each of the Guarantors with respect to the Trust Loans.

SECTION 5.3.      Not Acting in Individual Capacity.  Except as provided in this Article V, in accepting the trust hereby created, Wells Fargo Bank, N.A. acts solely as Eligible Lender Trustee hereunder and not in its individual capacity.

SECTION 5.4.      Eligible Lender Trustee Not Liable for the Trust Loans.  The Eligible Lender Trustee makes no representations as to the validity or sufficiency of this Agreement, any other Basic Document to which it is a party or of any Trust Loan or related documents.  The Eligible Lender Trustee shall not at any time have any responsibility or liability (except for willfully or negligently terminating or allowing to be terminated any of the Guarantee Agreements, in a case where the Eligible Lender Trustee knows of any facts or circumstances which will or could reasonably be expected to result in any such termination) for or with respect to the legality, validity, enforceability and eligibility for Guarantee Payments, federal reinsurance, Interest Subsidy Payments or Special Allowance Payments, as applicable, in respect of any Trust Loan, or for or with respect to the sufficiency of the Trust Estate or its ability to generate the payments to be distributed to the Excess Distribution Certificateholder or the Noteholders including the existence and contents of any computer or other record of any Trust Loan; the validity of the assignment of any Trust Loan to the Eligible Lender Trustee on behalf of the Trust; the completeness of any Trust Loan; the performance or enforcement (except as expressly set forth in any Basic Document) of any Trust Loan; the compliance by the Servicer with any warranty or representation made under any Basic Document or in any related document or the accuracy of any such warranty or representation or any action or inaction of the Administrator, the Indenture Trustee or the Servicer or any subservicer taken in the name of the Eligible Lender Trustee or the Trust.

SECTION 5.5.        Obligations to the Secretary and Guarantors. Notwithstanding any other provision in the Basic Documents to which the Eligible Lender Trustee is a party, nothing in such Basic Documents will be construed to limit the legal responsibility of the Eligible Lender Trustee to the United States Secretary of Education (the “Secretary”) or a Guarantor for any violations of statutory or regulatory requirements that may occur under the Higher Education Act or implementing regulations.  For the avoidance of doubt, the Eligible Lender Trustee shall in no event be liable or legally responsible hereunder to the other parties hereto or to any party to any Basic Document to which it is a party for any violations of statutory or regulatory requirements under the Higher Education Act or implementing regulations that occurred prior to the date hereof.

ARTICLE VI

Compensation and Indemnity of Eligible Lender Trustee

1.
The Eligible Lender Trustee shall receive as compensation for its services hereunder such fees as have been separately agreed upon before the date hereof between the Trust and the Eligible Lender Trustee, and the Eligible Lender Trustee shall be entitled to be reimbursed by the Trust, to the extent provided in such separate agreement, for its other reasonable expenses hereunder.

2.
The Depositor shall cause the Administrator to indemnify the Eligible Lender Trustee in its individual capacity and any of its officers, directors, employees and agents as and to the extent provided for in Section 4.2 of the Administration Agreement.

ARTICLE VII

Termination of Eligible Lender Trust Agreement

This Agreement (other than Article VI) and the trust created hereby shall terminate and be of no further force or effect upon the earlier of (i) the termination of the Trust pursuant to Section 9.1 of the Trust Agreement and (ii) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James’s, living on the date hereof.

ARTICLE VIII

Successor Eligible Lender Trustees

SECTION 8.1.      Eligibility Requirements for Eligible Lender Trustee.  The Eligible Lender Trustee shall at all times be a corporation or banking association (i) qualifying as an “eligible lender” as such term is defined in Section 435(d) of the Higher Education Act for purposes of holding legal title to the Trust Loans on behalf and for the benefit of the Trust, with a valid lender identification number with respect to the Trust Loans from the Department; (ii) being authorized to exercise corporate trust powers and hold legal title to the Trust Loans; (iii) having in effect Guarantee Agreements with each of the Guarantors as may be directed, in writing, by the Depositor or the Administrator, as applicable; (iv) having a combined capital and surplus of at least $50,000,000 and being subject to supervision or examination by federal or state authorities; and (v) having (or having a parent which has) a rating in respect of its long-term senior unsecured debt of at least "BBB-" (or the equivalent) by each of the Rating Agencies (or which, if the long-term senior unsecured debt of such corporation or association is not rated by any Rating Agency, shall have provided to the Administrator (A) written confirmation from such Rating Agency that the appointment of such corporation or association to serve as Eligible Lender Trustee will not result in and of itself in a reduction or withdrawal of the then current rating of any of the outstanding Notes or (B) evidence of at least 10 days prior written notice to such Rating Agency (or such shorter period as is acceptable to each such Rating Agency) during which time no Rating Agency shall have notified the Eligible Lender Trustee in writing that such action might or will result in the downgrade, qualification or withdrawal of the then current rating of any of the outstanding Notes.  If the Eligible Lender Trustee shall publish reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purpose of this Section, the combined capital and surplus of the Eligible Lender Trustee shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.  In case at any time the Eligible Lender Trustee shall cease to be eligible in accordance with the provisions of this Section, the Eligible Lender Trustee shall resign immediately in the manner and with the effect specified in Section 8.2.

SECTION 8.2.      Resignation or Removal of Eligible Lender Trustee.  The Eligible Lender Trustee may at any time resign and be discharged from the trust hereby created by giving written notice thereof to the Trust.  Upon receiving such notice of resignation, the Trust shall promptly appoint a successor Eligible Lender Trustee meeting the eligibility requirements of Section 8.1 by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Eligible Lender Trustee and one copy to the successor Eligible Lender Trustee.  If no successor Eligible Lender Trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Eligible Lender Trustee may petition any court of competent jurisdiction for the appointment of a successor Eligible Lender Trustee; provided, however, that such right to appoint or to petition for the appointment of any such successor shall in no event relieve the resigning Eligible Lender Trustee from any obligations otherwise imposed on it under this Agreement and the other Basic Documents to which it is a party until such successor has in fact assumed such appointment.

If at any time the Eligible Lender Trustee shall cease to be or shall be likely to cease to be eligible in accordance with the provisions of Section 8.1 and shall fail to resign after written request therefor by the Trust, then the Trust may remove the Eligible Lender Trustee.  If the Trust shall remove the Eligible Lender Trustee under the authority of the immediately preceding sentence, the Trust shall promptly appoint a successor Eligible Lender Trustee by written instrument, in duplicate, one copy of which instrument shall be delivered to the outgoing Eligible Lender Trustee so removed and one copy to the successor Eligible Lender Trustee together with payment of all fees owed to the outgoing Eligible Lender Trustee.

Any resignation or removal of the Eligible Lender Trustee and appointment of a successor Eligible Lender Trustee pursuant to any of the provisions of this Section shall not become effective until acceptance of appointment by the successor Eligible Lender Trustee pursuant to Section 8.3 and payment of all fees and expenses owed to the outgoing Eligible Lender Trustee.

SECTION 8.3.      Successor Eligible Lender Trustee.  Any successor Eligible Lender Trustee appointed pursuant to Section 8.2 shall execute, acknowledge and deliver to the Trust and to its predecessor Eligible Lender Trustee an instrument accepting such appointment under this Agreement, and thereupon the resignation or removal of the predecessor Eligible Lender Trustee shall become effective and such successor Eligible Lender Trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with like effect as if originally named as Eligible Lender Trustee.  The predecessor Eligible Lender Trustee shall upon payment of its fees and expenses deliver to the successor Eligible Lender Trustee all documents, statements, moneys and properties held by it under this Agreement and shall assign, if permissible, to the successor Eligible Lender Trustee any lender identification number obtained from the Department with respect to the Trust Loans; and the Trust and the predecessor Eligible Lender Trustee, at the sole cost and expense of the Depositor, shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor Eligible Lender Trustee all such rights, powers, duties and obligations.

No successor Eligible Lender Trustee shall accept such appointment as provided in this Section unless at the time of such acceptance such successor Eligible Lender Trustee shall be eligible pursuant to Section 8.1.

Upon acceptance of appointment by a successor Eligible Lender Trustee pursuant to this Section, the Administrator shall mail notice of the successor of such Eligible Lender Trustee to the Trust, the Excess Distribution Certificateholder, the Indenture Trustee, the Noteholders and the Rating Agencies then rating the Notes.  If the Administrator shall fail to mail such notice within 10 days after acceptance of appointment by the successor Eligible Lender Trustee, the successor Eligible Lender Trustee shall cause such notice to be mailed at the expense of the Administrator.

SECTION 8.4.      Merger or Consolidation of Eligible Lender Trustee.  Any corporation or banking association into which the Eligible Lender Trustee may be merged or converted or with which it may be consolidated, or any corporation or banking association resulting from any merger, conversion or consolidation to which the Eligible Lender Trustee shall be a party, or any corporation or banking association succeeding to all or substantially all the corporate trust business of the Eligible Lender Trustee, shall, without the execution or filing of any instrument or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, be the successor of the Eligible Lender Trustee hereunder; provided that such corporation or banking association shall be eligible pursuant to Section 8.1; and provided further that the Eligible Lender Trustee shall mail notice of such merger or consolidation to the Rating Agencies then rating the Notes not less than 15 days prior to the effective date thereof.

ARTICLE IX

Miscellaneous

SECTION 9.1.      Supplements and Amendments.  This Agreement may be amended by the Trust and the Eligible Lender Trustee, with prior written notice to the Rating Agencies then rating the Notes, without the consent of any of the Noteholders or any Excess Distribution Certificateholder, (i) to cure any ambiguity, to correct or supplement any provisions in this Agreement or for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions in this Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Noteholder whose consent has not been obtained or any Excess Distribution Certificateholder, or (ii) to correct any manifest error in the terms of this Agreement as compared to the terms expressly set forth in the Prospectus.

This Agreement may also be amended from time to time by the Trust and the Eligible Lender Trustee, with prior written notice to the Rating Agencies then rating the Notes and with the consent of the Noteholders evidencing not less than a majority of the Outstanding Amount of the Notes, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement; provided, however, that no such amendment shall reduce the aforesaid percentage of the Outstanding Amount of the Notes required to consent to any such amendment, without the consent of all the outstanding Noteholders.

Promptly after the execution of any such amendment or consent, the Eligible Lender Trustee shall furnish written notification of the substance of such amendment or consent to the Indenture Trustee and each of the Rating Agencies then rating the Notes.

It shall not be necessary for the consent of the Noteholders or the Excess Distribution Certificateholder pursuant to this Section to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.  The manner of obtaining such consents and of evidencing the authorization of the execution thereof shall be subject to such reasonable requirements as the Eligible Lender Trustee may prescribe.

Prior to the execution of any amendment to this Agreement, the Eligible Lender Trustee shall be entitled to receive and rely upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement.  The Eligible Lender Trustee may, but shall not be obligated to, enter into any such amendment which affects the Eligible Lender Trustee’s own rights, duties or immunities under this Agreement or otherwise.

SECTION 9.2.      Notices.  Unless otherwise expressly specified or permitted by the terms hereof, all notices shall be in writing and shall be deemed given upon receipt by the intended recipient or three Business Days after mailing if mailed by certified mail, postage prepaid (except that notice to the Eligible Lender Trustee shall be deemed given only upon actual receipt by the Eligible Lender Trustee), if to the Eligible Lender Trustee, addressed to its Corporate Trust Office; if to the Trust, addressed to Navient Student Loan Trust 2015-2, 2001 Edmund Halley Drive, Reston, Virginia 20191, or, as to each party, at such other address as shall be designated by such party in a written notice to each other party.

SECTION 9.3.      Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.4.      Separate Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 9.5.      Successors and Assigns.  All covenants and agreements contained herein shall be binding upon and to the benefit of, the Trust and its successors and the Eligible Lender Trustee and its successors, all as herein provided.

SECTION 9.6.      Headings.  The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 9.7.      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

SECTION 9.8.      Force Majeure.  In no event shall the Eligible Lender Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God; it being understood that the Eligible Lender Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance of its obligations as soon as practicable under the circumstances.

SECTION 9.9.      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.10.      Patriot Act Compliance. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Relevant Law”), the Eligible Lender Trustee is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Eligible Lender Trustee. Accordingly, each of the parties agrees to provide to the Eligible Lender Trustee upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Eligible Lender Trustee to comply with Relevant Law.

SECTION 9.11.      Third-Party Beneficiary.  This Agreement will inure to the benefit of and be binding upon the parties hereto, the Indenture Trustee for the benefit of the Noteholders, the Depositor and the Excess Distribution Certificateholder, each of which shall be considered to be a third-party beneficiary hereof. Except as otherwise provided in this Agreement, no other Person will have any right or obligation hereunder.

SECTION 9.12.      Limitation of Liability of Owner Trustee.  Notwithstanding anything contained herein to the contrary, this Agreement has been signed by Wells Fargo Delaware Trust Company, N.A., not in its individual capacity, but solely in its capacity as Owner Trustee for the Trust and in no event shall Wells Fargo Delaware Trust Company, N.A., in its individual capacity or, except as expressly provided in the Trust Agreement, as Owner Trustee have any liability for the representations, warranties, covenants, agreements or other obligations of the Trust or the Owner Trustee hereunder or in any of the certificates, notices or agreements delivered pursuant hereto as to all of which recourse shall be had solely to the assets of the Trust.

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IN WITNESS WHEREOF, the parties hereto have caused this Eligible Lender Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

WELLS FARGO BANK, N.A., not in its individual capacity but solely as Eligible Lender Trustee for the benefit of Navient Student Loan Trust 2015-2

By: /s/ Adam Holzemer
Name:   Adam Holzemer
Title:     Vice President

NAVIENT STUDENT LOAN TRUST 2015-2,
in its capacity as Purchaser

By:           WELLS FARGO DELAWARE TRUST
            COMPANY, N.A., not in its individual
             capacity but solely as Owner Trustee

By: /s/ Rosemary Kennard
Name:   Rosemary Kennard
Title:     Vice President